Agreement on Small Line Unsecured Loan in RMB for Small-scale Enterprise

Contract No.: ECHENG20101572 (LONGGANG)

Borrower (hereinafter referred to as “Party A”): Shenzhen Junlong Culture Communication Co., Ltd.,

Address: No. 1 Building D Unit 1010 Room at Yuanjing Garden, Longxiang Avenue, Longgang District, Shenzhen.

Postal Code:

Legal representative (person in charge): Mr. Guo Dishan

Facsimile:                               Telephone:

Lender (hereinafter referred to as “Party B”): China Construction Bank Corporation Shenzhen Branch,

Address: 8th Building of Rongchao Business Center, Yitan Road 6003 #, Futian District, Shenzhen.

Postal code:

Person in charge: Mr. Tian Huiyu

Facsimile:                        Telephone:

Party A hereby applies from Party B for a small line unsecured RMB Loan for Small Business; Party B agrees to provide small line unsecured loan for small business. In accordance with applicable laws and regulations, through consultations, both Party A and Party B have concluded this agreement in consensus for both parties to follow.

Article 1    Line of credit

The line of credit of the small line unsecured loan provided by Party B to Party A is one million RMB (in capital: SAY ONE MILLION RMB ONLY). The credit line in this agreement shall mean the limit of the principal balance of the RMB loan provided by Party B to Party A during the validity of the credit line agreed in this agreement. During the validity of credit line, Party A may use the credit line in cycle. If the outstanding principal balance of the loan under this agreement is less than the credit line, Party A may continually apply for loans, regardless of the times of the loan and the amount of each loan. However, the summation between the loan amount applied by Party A and Party A’s outstanding loan principal balance under this agreement shall not exceed the credit line.

The line loan in this agreement shall mean all the loans occurred in using the credit line in accordance with the provisions of this agreement.

Article 2    The validity period of the credit line

The validity period of the credit line shall start from November 15, 2010 and expire as of November 14, 2011 (hereinafter referred to as “line validity period”). All of the single loans occurred during the line validity period shall become due as of the expiration date of the line validity.

In the event that Party B approves the credit prior to the expiration of the line validity period, the above mentioned line may be extended. After such extension, the credit line validity period shall be specifically referred to the Notice of Adjustment of the Loan Line Validity Period and Interest sent to Party A by Party B. In the event that Party B does not sent such Notice of Adjustment of the Loan Line Validity Period and Interest to Party B prior to the expiration of the line validity period, Party A’s undrawn loan line shall automatically expire as of the expiration of the line validity period.

The period of the single loan shall mean the period between the withdrawal date of such single loan and the agreed repayment date.

Article 3    The exploitation of the credit line

1.
During the line validity period and within the credit line, Party A may apply for loan item-by-item in accordance with its need. And both Parties shall handle respective procedures for the loan applications. The amount, interest, duration, purpose of each loan shall be subject to the provisions of the Advice of Drawing of the Loan.

2.
In the event that the guarantor performs the guarantee obligations in accordance with guaranty agreements, Party B shall deduct the principal amount which is already paid by the guarantor from the credit line principal.

3.	The purpose of all single line loans shall only be limited to make up for the deficiency of Party A’s cash flow.

Article 4    Loan interest, Penalty Interest Rates and interest accrual and interest settlement

1.	Loan interest

The loan interest rate of the single loan under this agreement is annual interest rate, i.e. 20 % floating upward (to be completed with “floating upward” or “floating downward”) against the benchmark interest rate; and from the value date to the full repayment of the principal and interest of such loan, the loan interest rate shall be adjusted one time every [/] months in accordance with the current benchmark interest rate of the interest adjustment day and the floating upward / floating downward percentage. The interest adjustment date shall be corresponding date of the value date in the current month of interest adjustment. Where there is no corresponding date of the value date, the last day of the current month shall be the interest adjustment date.

2.	Penalty Interest Rates

The Penalty Interest Rate of the single loan under this agreement shall be determined in accordance with the following provisions:

（1）
In the event that Party A fails to use the loan in accordance with the agreed purposes, the Penalty Interest Rate of such loan shall float upwards 100% of the loan interest, where the loan interest is adjusted in accordance with the first paragraph of this article, the Penalty Interest Rate shall be accordingly adjusted in accordance with the adjusted loan interest and the above floating rate.

（2）
The Penalty Interest Rate of the overdue loan under this agreement shall float 50% upwards against the loan interest. Where the loan interest is adjusted in accordance with the first paragraph of this article, the Penalty Interest Rate shall be accordingly adjusted in accordance with the adjusted loan interest and the above floating rate.

（3）	In the case that the loan is overdue and used for the purposes other than the purposes agreed in this agreement, Penalty Interest and compound interest shall be accrued whichever is severer.

3.	The value date in this agreement shall refer to the date of such single loan being transferred to the account designated by Party A.

4.
The benchmark interest rate in this agreement refers to the one-year lending rate announced by People's Bank of China; in the case that the People's Bank of China does not announce the interest rate of loan of the dame period and grade, unless otherwise agreed, the benchmark interest rate shall refer to rate recognized by banking industry or the usual rate of the same period and grade loan.

5.
The loan interest shall accrue from the day of such loan being transferred to the account designated by Party A. The loan interest shall accrue on the day to day basis, i.e., the daily interest = annual interest/ 360. In the event that Party A fails to pay off the interest on the interest settlement date in accordance with the provisions of this agreement, the compound interest shall accrue from the next day.

6.	Interest settlement

（1）
With respect to the loan with fixed interest rate, the interest shall be calculated in accordance with the agreed interest rate for the interest settlement. With respect to the loans with floating interest, the interest shall be calculated in accordance with the current definite interest rate in each floating period; where the interest floats more than once during the single interest settlement period, the interest of each floating period shall firstly be calculated, then the interest in such interest settlement period shall be calculated by summing up the interests in each floating period at the interest settlement date.

（2）	The interest of the loan under this agreement shall be settled on the month to month basis. The interest settlement date shall be fixed at the 2oth day of each month.

Article 5     Commitment fee for the credit line

Upon the signing of this agreement, Party A shall pay Party B__/___ Yuan (in capital……only) as commitment fee for the cycle loan line prior to the first loan withdrawal.

Article 6     The extending and withdrawal of the loan

1.	The application of the loan withdrawal line

Where Party A withdraws the line loans, it shall submit an application for the line loan withdrawal 5 working days in prior. Within 5 working days after receiving the application for the line loan withdrawal submitted by Party A, Party B shall make decisions as to whether it shall grant Party such loan.

2.	The preconditions of the loan extending

Unless Party B waives in part or whole, only when the following preconditions are satisfied, Party B is obligated to extend a loan:

（1）	Party A has already handled the approval, registration, delivery, insurance and any other legal procedures in relation to the loans under this agreement;

（2）	In the case that this agreement establishes guaranty, the guaranty conforming to Party B’s requirements shall enter into force and remain valid.

（3）	Party A has already opened the account for the withdrawal and repayment in accordance with Party B’s requirement;

（4）	Party B has already received Party A’s line loan withdrawal application and approved such application;

（5）	In the case that it is agreed in this agreement that Party A shall pay Party B the credit line management cost, Party A has already paid Party B such line management cost;

（6）	Party A has not had the defaults set out in this agreement or any other situation which may endanger Party B’s credit safety;

（7）	Party B is not prohibit from or limited to extending the loans under this agreement by laws and regulations, department rules or competent organs;

（8）	Other conditions: / .

Article 7    Repayment

1.	Repayment rules

Party B is entitled to firstly be reimbursed from the repayment of Party A for all the costs agreed in this agreement which shall be born by Party A but paid by Party B and the costs of Party B in realization of the credit. The remaining repayment amount shall be repaid in accordance with the rule that the interest is to be firstly repaid, then the principal is to be repaid and the interest is to be paid off with the principal. However, with respect to the loans of which the principal is uncollected and overdue for more than 90 days, the interest which is uncollected and overdue for more than 90 days, or the loans otherwise provided by the laws and regulations or department regulations, Party A’s repayment shall be firstly to reimburse the abovementioned costs, then to repay in accordance with the that rule that the principal is to be firstly repaid, then the interest is to be repaid.

During the line validity period, Party A make repayments from time to time according to its own cash flow situations. However, Party A shall notify Party B in writing five days in prior.  In the case that Party makes repayments in advance, the interest shall be calculated in accordance with the actual days of using loans and the loan interest provided by Article 4 in this agreement.

2.	Interest payment

Party A shall pay Party B the due interest payable at the interest settlement date. The first day of interest payment is the first interest settlement day after the extending date of such loan. At the final repayment, the interest shall be repaid together with the principal.

3.	Manners of repayment

Party A shall deposit sufficient amount of the current payable amount in the account opened with Party B prior to the repayment date and voluntarily transfer to repay the loan (Party B is also entitled to transfer from such account for repayment), or transfer from any other account to repay the loan at the repayment day agreed in this agreement.

Article 8     Rights and obligations of Party A

1.	Party A’s shall have the rights:

（1）	To apply for the withdrawal of the loan from Party B in accordance with the provisions of this agreement;

（2）	To use the loan in the purposes as agreed in this agreement;

（3）
To require Party B to keep confidential of the relevant financial materials and the business secrets in relation to the operation supplied by Party A to Party B, unless otherwise stipulated by the laws and regulations, required by the competent organs or agreed by both parties.

（4）
To refuse Party B and its personnel the solicitation of bribes. With respect to such conduct or Party B’s conducts violating national laws and regulations in the respect of credit and interest, service charges and so on, Party A shall have the right to report these conducts to competent organs.

2.	Party A shall be obligated:

（1）	To withdraw the loans and sufficiently repay the principal and interest of the loans in accordance with the provisions of this agreement, and be responsible for various costs agreed in this agreement;

（2）
To provide Party B with relevant financial accounting documents and materials on production and operation in accordance with Party B’s requirements, including but not limited to provide Party B with the balance sheet of the preceding quarter and income statement as of the end of the preceding quarter within the first 10   working days of the first month of each quarter, and to promptly provide the cash flow statement of the current year at the end of the fiscal year. Party A shall be responsible for the truthfulness, completeness and the validity of the materials provided by it and not provide false materials or conceal important operational and financial facts;

（3）
Where Party A changes its industrial and commercial registration items such as its corporate name, legal representative (or responsible person), legal address, business scope, registered capital and corporate (enterprise) constitution and so on, such changes shall be notified to Party B in writing within 5 working days upon the change registrations and relevant materials changed shall be accompanied with such notice;

（4）
  Party A shall use the loans conforming to the purposes agreed in this agreement, without diversion, embezzlement of the loans of the bank or engagement in illegal or irregular transactions with the bank’s loans; cooperate and accept Party B’s inspection and supervision on its production, operation and financial activities and the usage of the loans under this agreement; not flight the capital, transfer the capital or to evade repayment of Party B’s loans by affiliated transactions; not discount or pledge to the bank with bill receivable or accounts receivable or other creditor’s rights without actual trade backgrounds by using false contracts between affiliated parties to illegally exchange the bank’s capital or credit approval;

（5）	In the event that Party A uses the loans under this agreement for production, manufacturing or constructions, it shall abide by applicable national regulations relating to the environment protection;

（6）
Prior to the repayment of the principal and interest of the loans of Party B, without Party B’s consent, Party A shall not use the capital from the loans under this agreement to provide any third party with guaranty.

Article 9    Rights and obligations of Party B

1.
Party B shall have the right to require Party A to repay the principal, interest and cost of the loans on schedule and exercise any other rights under this agreement, and require Party A to perform its obligations under this agreement;

2.
Upon Party B’s annual credit approval for Party A, Party B shall have the right to adjust the floating upwards/ floating downwards percentage of the loans interest and sent Party A the Notice on Adjustment of the Loan Line Period and Interest.

3.	Party B shall have the right to extend the loans in accordance with the provisions of this agreement, except the delays due to Party A’s reasons or other reasons not blaming to Party B;

4.
Party B shall keep confidential of the relevant financial materials and business secrets in relation to the production and operation provide by Party A, unless otherwise stipulated by the laws and regulations, required by the competent organs or agreed by both parties;

5.	Party B shall not provide, solicit or accept bribery to or from Party A or its personnel;

6.	Party B shall not have the conducts which is dishonest and to the prejudice of Party A’s legal rights.

Article 10    Liabilities for breaches of contract and the remedial measures to the situations endangering Party B’s creditor’s rights

1.	Party B’s breach of contract and liabilities

（1）
In the event that Party B fails to extend loans in accordance with the provisions of this agreement without any due excuses, Party A may require Party B to continue to extend loans in accordance with this agreement;

（2）
In the event that Party B collects from Party A the interests and costs which shall not be collected in violation of prohibitive provisions of national laws and regulations, Party A shall have the right to request Party B to repay such interests and loans.

2.	Party A’s breach of contract

（1）	Party A violates any provisions of this agreement or any legal obligations;

（2）	Party A explicitly express or indicates by its conducts that it will not perform any of its obligations under this agreement.

3.	Situations which may endanger Party B’s creditor’s right

（1）
Any occurrence of the following situations which Party B may consider endangering the safety of its creditor’s right: Party A undertakes a project, is trusteeship (taking over), lease its asset, transforms into shareholding system, reduces registered capital, makes investments, have joint operations, merges, is acquired, reorganized, separated, in joint venture with other enterprises, is applied for suspension of the business for rectification, applies for winding-up, is revoked and filed for bankruptcy, changes its the controlling shareholders/actual controller, assign its major assets, suspend its business, is out of business, is fined by competent organs, canceled the registration, revoked the business licenses, involves in massive legal disputes, endures massive difficulties in production or deteriorates in the financial status, have the incapacity of legal representative or main responsible person to perform normal duties;

（2）
Any occurrence of the following situations which Party B may consider endangering the safety of its creditor’s right: Party A fails to fulfill any other debts in maturity (including the debts to any other branches of China Construction Bank or any other third party), assigns its property at a low price or for free, reduces or exempts the debts of any third party, fails to exercise its creditor’s rights or any other right or provide guaranty to any third party;

（3）
Party A’s shareholder abuse the separate legal status of the corporate or the limited liability of the shareholders to avoid the debts which Party B may consider endangering the safety of the credit under this agreement;

（4）	Any of the preconditions agreed in this agreement for the extension of the loans is not continually satisfied;

（5）	The guarantor have the following circumstances which Party B think endangering the safety of the credit under this agreement:

（i）	Breach on any provisions of the guarantee agreement or the existence of false, mistake, or omission in the representation and guarantee;

（ii）
The guarantor has changes in its nationality, residential address and marital status, severe illness, is penalized by competent administrative organs, involving in civil legal disputes, deteriorates in financial status and other situations which may affect the capacity of the guarantor;

（iii）	The fixed assets of guarantor is in change and there is unpredictable loss in the capital and Party B is not promptly notified, which may affect the capacity of the guarantor;

（iv）	Any other situation which the guarantor loses or may lose its capacity of guaranty.

（6）
The guaranty is not established, does not enter into effect, and is invalid, revoked, or terminated. The guarantor is in breach of the guaranty agreement or explicitly express or express through its conducts that it will not perform the guaranty liability, or the guarantor lose its guaranty capacity in part or whole, the value of the security pledged decreases and any other situations which may endanger the safety of the credit under this agreement as Party B may think; or

（7）	Other situations which may endanger the safety of the credit under this agreement as Party B may think.

4.	The remedial measures for Party B

In the case that any of the situations provided by the second and third paragraph of this article occurs, Party B is entitled to exercise one or some of the following rights:

（1）	To suspend the extension of the loans;

（2）	To announce that the loans immediately become due and require Party A to promptly repay all the principal, interests and cost of the mature or unmatured loans under this agreement;

（3）	To readjust, cancel or terminate the loans line respectively or readjust the line validity period.

（4）
In the case that Party A does not use the loans for the purposes agreed in this agreement, with respect to the embezzled part, from the date of such use for other purpose to the date of the full repayment of the principal and interest, Party B may calculate and collect interest and compound interest as per the penalty interest rate and the manner of interest settlement agreed in this agreement;

（5）
In the case of the overdue loans, with respect to the principal and interests which Party A fails to repay on schedule (including the principal and interests of the loans which is announced as due in part or whole by Party B), from the date of such overdue to the full repayment of the principal and interest, Party B may calculate and collect interest and compound interest as per the penalty interest rate and the manner of interest settlement agreed in this agreement; overdue loans refer to that Party A fails to repay the loans on schedule or repays the loans beyond the limitation of the agreed installment plan

Prior to the maturity of the loans, the compound interest will be calculated and collected with respect to the interest which is not repaid by Party A on schedule in accordance with the loan interest rate and the interest settlement method.

（6）	Other remedial measures, including but not limited to:

（i）	To transfer the corresponding amounts in RMB or other currencies from the account of Party A opened with any banking systems of Construction Band of China, without notifying Party A in advance;\

（ii）	To require Party A to provide new guaranty satisfactory to Party B for all the loans under this agreement;

（iii）	To terminate this agreement.

Article 11    The suspension of the loan line

In the case that Party A have the following situations, Party B shall have the right to promptly suspend the Party A’s usage of the loan line provided by Article 1 of this agreement and decide when to reinstate Party A’s loan line. Party B’s suspension of Party A’s use of the loan line shall not be prejudicial to the right of Party B to the remedial measure in accordance with Paragraph 4 of Article 10 in this agreement.

1.	Party A’s assets are seized and frozen by court or competent organs or Party A receives the Notice of Deduction of Client’s Assets (including but not limited to the client deposits).

2.	Party A have new bad records in the inquiry reports of People’s Bank of China and the other supervision organs or Credit Information Service agencies;

3.	Party A is included in the blacklist of the People’s Bank of China and other supervision organs or Credit Information Service agencies due to its issuance of Bounced Check and so on;

4.	Party A delays to pay the principal and interest under the current line loans for three working days;

5.	Without the consent of this bank, Party A have other new credit approval of other banks during the line validity period;

6.	Party A fails to make use of the loans for the purposes agreed;

7.	Party A refuses to provide quarterly and annual financial statements or delays to provide such statements for one month.

8.	The enterprise owner of Party A is dead, missing or arrested and so on.

Article 12    Miscellaneous

1.	The costs

Unless otherwise agreed between both parties, Party A shall be liable for the attorney service, insurance, assessment, registration, custody, appraisement, notarization expenses under this agreement and in relation to the guaranty under this agreement.

Party A shall also be responsible for all the actual cost incurred to Party B in realization of its creditor’s rights, including but not limited to proceeding cost, arbitration cost, attachment of property cost, travel cost, enforcement cost, evaluation cost, auction fee, notary cost, service cost, announcement fee, attorney fee etc.

2.	The usage of Party A’s information

Party A agrees that Party B may inquire Party A’s credit status from the credit data bases which are established with People’s Bank of China and credit information inquiry agencies, and that Party B may provide Party A’s information to the credit data bases which are established with People’s Bank of China and credit information inquiry agencies. Party A also agrees that, Party B may reasonably use and disclose Party A’s information for the business necessity.

3.	Collection announcement

In the case of Party A’s defaults of the principal and interest of the loans or other breaches the agreement, Party B shall have the right to report thereof to the competent organs or units and collect by the means of announcement in the new media.

4.	Evidentiary effect of Party B’s records

Unless there is definite and reliable opposite evidence, Party B’s internal financial records with respect to the details such as principal, interests, costs and repayment, the documents and invoices produced and kept by Party B during the business process such as Party A’s withdrawal, repayment and payment of the interest and Party B’s records and documents of Collection Notice shall constitute the valid and definite evidence proving the creditor relationship between Party A and Party B. Party A shall not challenge the above records, documents, receipts and invoices on the excuse that they are produced and kept by Party B itself.

5.	Reservation of right

By no means Party B rights under this agreement shall be prejudicial to or exclude any rights which it may have in accordance with laws and regulations and other agreements. With respect to the breaches of the contract and delays, no tolerance, extension, preference and postpone shall be deemed as waiver of the rights and interests under this agreement or permission or acknowledge of any breaches of the contract, nor limit, impede and prevent from the continual exercise of such rights or any other of its rights, or result in any obligation or liability of Party B to Party A.

6.
Except the debts under this agreement, in the event that Party A is indebted to Party B for other debts in maturity, Party B shall have the right to deduct the amount in RMB or other currency from the account of Party A opened with the banking system of Construction Bank of China to firstly repay any debts becoming due. Party A agrees not to raise any objection to this right.

7.
In the case of the changes of Party A’s communication address or contact details, Party A shall promptly notify Party B in writing. Any loss resulted from the failure of timely notice shall be on the part of Party A.

8.
The Application of Loan Withdrawal Line, Notice of Line Loan Withdrawal, and other various documents and other legal documents formulating the debtor-creditor relationship shall be the constituting parts of this agreement.

9.	Deduction of the sum payable

With respect to all of the sum payable by Party A under this agreement, Party B shall have the right to deduct the corresponding sum in RMB or other currencies from the account of Party A opened with the banking system of Construction Bank of China without notifying Party A in advance. Where it is necessary to handle exchange settlement or foreign exchange sales, Party A shall assist Party B for such procedures and the risk of the exchange rate shall be borne by Party A.

10.	Dispute settlement

Any disputes occurred during the performance of this agreement may be solved through consultations. If it cannot be solve through consultations, it shall be solved in the first way of the following ways:

（i）	To be submitted to the court in the location of Party B for judgment.

（ii）
To be submitted to the ___/_____ arbitration committee (the place of arbitration is /     ) for arbitration in accordance with the current existing arbitration rules of such arbitration committee. The award of the arbitration committee is final and binding upon both parties.

During the proceeding of action or arbitration, the provisions in this agreement without involving in the dispute shall still be enforced.

11.	Conditions for entry into effect of this agreement

This agreement shall enter into effect upon being signed by Party A’s legal representative (person in charge) or authorized agent and affixed with Party A’s official seals and being signed by Party B’s responsible personnel or authorized agent and affixed with Party B’s official seal (or special seal for contract).

12.	This agreement is in quadruplication.

13.	Other stipulations

（1）	/ ;

（2）	/ ;

（3）	/ ;

（4）	/ .

Article 13    Representation

1.	Party A is in clear knowledge of Party B’s business scope and limit of authority.

2.
Party A has read all the provisions of this agreement. Upon Party A’s request, Party B has already explained the provisions of this agreement. Party A has fully known and thoroughly understood the meanings of the provisions in this agreement and their corresponding legal results.

3.
Party A has concluded this agreement and performed the obligations under this agreement in accordance with the provisions of laws, administrative regulations, regulations and Party A’ by-law or its internal constitutional documents with the approval of the competent internal organs of the company and/or competent state organs.

Party A (OFFICIAL SEAL): Shenzhen Junlong Culture Communication Co., Ltd.

Legal representative (person in charge) or authorized agent (signature):

November 15, 2010

Party B (official seal): China Construction Bank Corporation Shenzhen Branch (corporation business for contract only)

Responsible personnel or authorized agent (signature): Mr. lin

November 15, 2010

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